SCHEDULE 14A

                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive  Additional  Materials
|_| Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                     TV FILME, INC.
                     ----------------------------------------------
                    (Name of Registrant as Specified In Its Charter)
                                          N/A
         ----------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:
           N/A

     2)   Aggregate number of securities to which transaction applies:
           N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           N/A

     4)   Proposed maximum aggregate value of transaction:
           N/A

     5)   Total fee paid:
           N/A

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:      N/A

     2)   Form, Schedule or Registration Statement No.:      N/A

     3)   Filing Party:      N/A

     4)   Date Filed:      N/A

[TV FILME LOGO]








                                                                August 4, 1997




Dear Fellow Stockholder:

      You  are  cordially   invited  to  attend  the  1997  Annual   Meeting  of
Stockholders of TV Filme, Inc., which will be held on Tuesday, September 9, 1997, in the Cook Meeting Room at Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178 at 10:00 a.m., local time. Doors to the meeting will open at 9:30 a.m.

      The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

      Whether or not you plan to attend the Annual Meeting in person, it is important that your shares of Common Stock be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, please sign, date and return the enclosed proxy card in the postage-paid envelope provided.

      Thank you for your support of our Company.

                                  Sincerely,


                                  /s/ Hermano Studart Lins de Albuquerque

                                  Hermano Studart Lins de Albuquerque
                                  CHIEF EXECUTIVE OFFICER

                                TV FILME, INC.
                              SCS, QUADRA 07-Bl.A
                         ED. EXECUTIVE TOWER, SALA 601
                           70.300-911 BRASILIA - DF
                                    BRAZIL

                           ------------------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 9, 1997

                           ------------------------


To the Stockholders of TV Filme, Inc.:

      NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of the stockholders of TV Filme, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, September 9, 1997, in the Cook Meeting Room at Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178 at 10:00 a.m., local time, for the following purposes:

          1. To elect two Class I directors to hold office until the 2000 Annual Meeting of Stockholders;

          2. To ratify the appointment of Ernst & Young Auditores Independentes S.C. as independent auditors for the Company for fiscal year 1997; and

          3. To transact such other business as may properly be presented at the 1997 Annual Meeting and at any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on August 1, 1997 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the 1997 Annual Meeting and any adjournments or postponements thereof. A list of such stockholders will be available during regular business hours at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178 for the ten days before the meeting, for inspection by any stockholder for any purpose germane to the meeting.

                              By Order of the Board of Directors,



                              /s/ Hermano Studart Lins de Albuquerque


                              Hermano Studart Lins de Albuquerque
                              SECRETARY

August 4, 1997

                                TV FILME, INC.
                              SCS, QUADRA 07-Bl.A
                         ED. EXECUTIVE TOWER, SALA 601
                           70.300-911 BRASILIA - DF
                                    BRAZIL


                           ------------------------


                                PROXY STATEMENT

                           ------------------------



      This Proxy Statement is being furnished to stockholders of TV Filme, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), for use at the 1997 Annual Meeting of Stockholders of the Company to be held on Tuesday, September 9, 1997, in the Cook Meeting Room at Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178 at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

     Only holders of record of Common Stock as of the close of business on August 1, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on such date, the Company had 10,189,296 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record as of the Record Date. Holders of Common Stock may not cumulate their votes for the election of directors. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SHARES REPRESENTED BY PROXY WILL BE VOTED "FOR" THE ELECTION, AS DIRECTORS OF THE COMPANY, OF THE TWO NOMINEES NAMED IN THE PROXY TO SERVE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AUDITORES INDEPENDENTES S.C. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR FISCAL YEAR 1997 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER WHICH MAY PROPERLY BE PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

            The Proxy Statement and the accompanying proxy card are being mailed to Company stockholders on or about August 4, 1997.

      Any holder of Common Stock giving a proxy in the form accompanying the Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows:
Corporate Secretary, TV Filme, Inc., c/o James P. Prenetta, Kelley Drye & Warren LLP, Two Stamford Plaza, 281 Tresser Blvd., Stamford, CT. 06901.

      A plurality of the votes duly cast is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required to approve the other matter to be acted upon at the Annual

Meeting. Under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, an abstaining vote is not deemed to be a "vote cast." As a result, abstentions and broker "non-votes" (votes withheld by brokers in the absence of instructions from street-name holders) are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. Broker "non-votes" and the shares as to which a stockholder abstains are included for purposes of determining whether a quorum of the shares is present at a meeting.

      The Company's principal executive offices are located at SCS, Quadra 07-Bl.A, Ed. Executive Tower, Sala 601, 70.300-911 Brasilia - DF Brazil. The telephone number of the Company at such office is 011-55-61-225-4766.


                      PROPOSAL 1 - ELECTION OF DIRECTORS

      The number of directors of the Company, as determined by the Board of Directors is seven. The Board of Directors of the Company consists of three classes: Class I, Class II and Class III, as nearly equal in number as possible. One of the three classes, comprising approximately one-third of the directors, is elected each year to succeed the directors whose terms are expiring. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified unless, prior to that date, they have resigned, retired, or otherwise left office. In accordance with the Company's Certificate of Incorporation, Class I directors are to be elected at the Annual Meeting, Class II directors are to be elected at the 1998 Annual Meeting of Stockholders and Class III directors are to be elected at the 1999 Annual Meeting of Stockholders.

      At the Annual Meeting, two Class I directors are to be elected to the Board, each to serve until the Annual Meeting of Stockholders to be held in 2000. The nominees for election at the Annual Meeting are Hermano Studart Lins de Albuquerque and David E. Libowitz. Both nominees are presently directors of the Company. If either nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board of Directors has no reason to believe that either nominee will be unable or unwilling to serve as a director.

      The following table sets forth the name and age (as of the date of the Annual Meeting) of the directors, the class to which each director has been nominated for election or elected, their principal occupations at present, the positions and offices, if any, held by each director with the Company in addition to the position as a director, and the period during which each has served as a director of the Company.


                                                                       SERVED AS
                                                                       DIRECTOR
NAME                            AGE  PRINCIPAL OCCUPATION -- POSITION    SINCE
----                            ---  --------------------------------- ---------

CLASS I -- 1997

Hermano Studart Lins de
    Albuquerque..............   34   Chief Executive Officer and
                                        Secretary                           1996

David E. Libowitz............   34   Vice President of E.M. Warburg,        1997
                                     Pincus & Co., LLC

CLASS II -- 1998

Carlos Andre Studart Lins
    de Albuquerque...........   33   President and Chief Operating Officer  1996

Douglas M. Karp..............   42   Managing Director of E.M. Warburg,     1996
                                       Pincus & Co., LLC

Raul Rosenthal...............   49   Executive Vice President of            1997
                                       Strategic Planning and
                                       Corporate Development
                                       and of five business
                                       units of Abril S.A.


CLASS III -- 1999

Alvaro J. Aguirre............   31   Chief Financial Officer                1996

Jose Augusto Pinto Moreira...   54   Executive Vice President of            1996
                                       Finance Administration
                                       of Abril S.A.



      CLASS I DIRECTORS

      HERMANO STUDART LINS DE ALBUQUERQUE, one of the co-founders of the Company, has served as Chief Executive Officer, Secretary and a director of the Company since its incorporation. Mr. Lins received a Master's degree in Artificial Intelligence from the University of Sussex, England and a Bachelor of Science degree in Electronic Engineering from the University of Brasilia. Mr. Lins was a member of the MMDS Regulation Commission, a Brazilian government advisory board and is a member of the Technical Advisory Board for National Satellite Publishing Inc. Mr. Lins is the brother of Mr.
Carlos Andre Studart Lins de Albuquerque.

      DAVID E. LIBOWITZ has served as a director of the Company since April 1997. Mr. Libowitz is a Vice President of E.M. Warburg, Pincus & Co., LLC and has been associated with E.M. Warburg, Pincus & Co., LLC (or its predecessor E.M. Warburg, Pincus & Co., Inc.) since July 1991. Mr. Libowitz is a director of Caribiner International, Inc. and several privately held companies.

      CLASS II DIRECTORS

     CARLOS ANDRE STUDART LINS DE ALBUQUERQUE, one of the co-founders of the Company, has served as President, Chief Operating Officer and a director of the Company since its incorporation. Mr. Lins also served as Treasurer of the Company from its incorporation until July 1997. Mr. Lins received a Bachelor of Science degree in Physics from the University of Brasilia and a Bachelor of Science degree in Mathematics from the University of Ceub. Mr. Lins is the brother of Mr. Hermano Studart Lins de Albuquerque.

      DOUGLAS M. KARP has served as Chairman of the Board of the Company since its incorporation. Mr. Karp has been a Managing Director of E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. Prior to joining E.M. Warburg, Pincus & Co., LLC, Mr. Karp held several positions with Salomon Inc, including Managing Director from January 1990 to

May 1991, Director from January 1989 to December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of LCI International, Inc., TresCom International, Inc., Journal Register Company and several privately held companies.

     RAUL ROSENTHAL has served as a director of the Company since July 1997. Mr. Rosenthal has been the Executive Vice President of Strategic Planning and Corporate Development and five business units of Abril S.A. (including Telephone Directories, Abril Collections and Database Marketing) since September 1996. Prior to joining Abril S.A., from 1986 to 1996 Mr. Rosenthal held several senior management positions with American Express, including President of American Express do Brazil, a position in which he was responsible for the Credit Card business and the American Express Bank from 1994 to 1996, President of the Establishments Service Group for Latin America and the Caribbean from 1995 to 1996, and President of American Express in Argentina and Uruguay from 1990 to 1993. Mr. Rosenthal is a director of a privately held company.

      CLASS III DIRECTORS

      ALVARO J. AGUIRRE has served as Chief Financial Officer and a director of the Company since June 1996. Prior to joining the Company, Mr. Aguirre was a member of the Latin America Corporate Finance Group of Morgan Stanley & Co., Incorporated from 1994 to 1996 and a securities attorney at the law firm of Sullivan & Cromwell from 1991 to 1994.

      JOSE AUGUSTO PINTO MOREIRA has served as a director of the Company since its incorporation. Mr. Moreira has been the Executive Vice President of Finance and Administration of Abril S.A. since 1982. Mr. Moreira is a director of several privately held companies.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF HERMANO STUDART LINS DE ALBUQUERQUE AND DAVID E.
LIBOWITZ AS CLASS I DIRECTORS.


            GENERAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS

      The business and affairs of the Company are managed by the Board of Directors. To assist it in carrying out its duties, the Board of Directors has delegated certain authority to two committees. The Board of Directors held one meeting in 1996. Each member of the Board of Directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees of the Board of which he was a member during 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

      During 1996, the standing committees of the Board of Directors included an Audit Committee and a Compensation Committee (as hereinafter defined). The Board of Directors does not have a nominating committee or any committee performing similar functions, and all matters which would be considered by such a committee are acted upon by the full Board of Directors. The Company's By-laws contain an advance notice procedure with regard to the nomination, other than by or at the discretion of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before the annual meeting of stockholders. In general, notice must be received by the Company not less than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal. The foregoing is only a summary of the detailed provisions of the Company's Amended and Restated By-laws and is qualified by reference to the text thereof.

      During 1996, the Audit Committee, consisting of Douglas M. Karp, Gary D. Nusbaum and Jose Augusto Pinto Moreira, held no meetings. Gary D. Nusbaum resigned as a director of the Company in March 1997. The Audit Committee recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants.

      During 1996, the Compensation Committee, consisting of Douglas M. Karp, Gary D. Nusbaum and Jose Augusto Pinto Moreira, held no meetings. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company and administers the Stock Option Plan (as hereinafter defined). In addition, the Compensation Committee considers proposals with respect to the creation of and changes to executive compensation plans and reviews appropriate criteria for establishing performance targets.

COMPENSATION OF DIRECTORS

      Independent directors are eligible to receive an annual fee of $10,000, a meeting fee of $1,000 for every meeting of the Board of Directors attended and each committee meeting held separately and a $500 fee for each meeting of the Board of Directors or committee meeting participated in by telephone. All directors are reimbursed for out-of-pocket expenses. Under the Stock Option Plan, the Company may, from time to time and in the sole discretion of the Board of Directors, grant options to directors who are not members of the Compensation Committee.

                            EXECUTIVE COMPENSATION

      The following table sets forth a summary of the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the past two fiscal years by its Chief Executive Officer and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during such fiscal years (collectively, the "Named Executive Officers"):

                       SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                                  ANNUAL COMPENSATION               AWARDS
                                        ---------------------------------------  ------------
                                                                      OTHER      SECURITIES
                                                                      ANNUAL     UNDERLYING      ALL OTHER
 NAME AND POSITION               YEAR   SALARY ($)   BONUS ($)     COMPENSATION  OPTIONS (#)  COMPENSATION ($)
 -----------------               ----   ----------   ---------     ------------  ------------  ----------------

Hermano Studart................  1996    $113,979   $200,000(1)          -0-       110,000       $6,520(2)
   Lins de Albuquerque,          1995      98,463    111,500             -0-        49,788(3)         -
   Chief Executive Officer
Carlos Andre Studart             1996     113,979    200,000(1)         -(4)-      110,000        6,520(2)
   Lins de Albuquerque,........  1995      98,463    111,500             -0-        49,788(3)       -
   President, Chief Operating
   Officer and Treasurer





Alvaro J. Aguirre,.............  1996      62,499    200,000(1)(6)       -0-       110,000        6,520(2)
   Chief Financial Officer(5)


---------------------

(1) Includes non-cash bonus payments made to the Named Executive Officers in the form of Common Stock in the amounts of $123,333 for Messrs. Hermano Lins and Carlos Andre Lins and $25,000 for Mr. Aguirre.

(2) The compensation reflected in this column represents Company paid life insurance premiums.

(3) These options were exercised by Messrs. Hermano Lins and Carlos Andre Lins in 1995.

(4) The aggregate value of perquisites and other personal benefits have not been reflected because the amounts were below the Securities and Exchange Commission's (the "Commission") threshold for disclosure (i.e., the lesser of $50,000 or 10% of the total of annual salary and bonus for such officer).

(5)  Mr. Aguirre joined the Company in June 1996.

(6)  Includes a special one-time sign on bonus in the amount of $50,000.

EMPLOYMENT AGREEMENTS

      The Company and ITSA-Intercontinental Telecomunicacoes Ltda. ("ITSA") have entered into employment agreements with each of Messrs. Hermano Lins and Carlos Andre Lins, pursuant to which Mr. Hermano Lins has agreed to serve full time as Chief Executive Officer and Secretary of the Company, Mr. Carlos Andre Lins has agreed to serve full time as President, Chief Operating Officer and Treasurer of the Company, and each has agreed to serve in comparable executive positions at ITSA. The annual base salary under such agreements for each of Messrs. Lins is $125,000. Such salaries will be reviewed at least annually by the Board of Directors of the Company and may be increased but not decreased. In addition, each of Messrs. Lins are eligible to receive an annual bonus, payable by ITSA, in amounts to be determined by the Board of Directors taking into consideration, among other things, the financial and operating performance of the Company.
Pursuant to each of Messrs. Lins's employment agreements, if the Company terminates the executive's employment either without "cause" (as defined therein) or because of the death of the executive, ITSA is required to pay the executive any unpaid base salary accrued through the date of termination, plus an amount equal to an additional 12 months' base salary. Although Brazilian law does not permit employment agreements of this type to be for a fixed term, each agreement does include a non-competition provision and a prohibition on the solicitation of clients and employees.

     The Company has entered into an employment agreement with Mr. Aguirre, pursuant to which Mr. Aguirre has agreed to serve full time as Chief Financial Officer of the Company until December 31, 1998, unless terminated earlier in accordance with the terms of such agreement. The annual base salary under such agreement is $125,000. Such salary will be reviewed at least annually by the Board of Directors of the Company and may be increased but not decreased. In addition, Mr. Aguirre is eligible to receive an annual bonus. Such annual bonus was $125,000 for the period ending December 31, 1996, with amounts for subsequent years to be determined by the Board of Directors of the Company, taking into consideration among other things, the financial and operating performance of the Company. Upon executing his employment agreement, Mr. Aguirre received a one-time bonus of $50,000. Pursuant to Mr. Aguirre's employment agreement, if the Company terminates Mr. Aguirre's employment because of the death or disability of Mr. Aguirre, the Company is required to pay Mr. Aguirre or his estate any unpaid base salary accrued through the date of termination, plus an amount equal to an additional 12 months' base salary. If the Company terminates Mr. Aguirre without "cause" (as defined therein), the Company is required to pay Mr. Aguirre any unpaid base salary accrued through the date of termination, plus an amount equal to the unpaid base salary for the balance of the term and the pro rata portion of any agreed upon annual bonus. The agreement includes a non-competition provision and a prohibition on the solicitation of clients and employees.

STOCK OPTIONS

STOCK OPTION PLAN

      On July 18, 1996, the Board of Directors adopted and the stockholders of the Company approved the Stock Option Plan (which plan, as subsequently amended in June 1997, is hereinafter referred to as the "Stock Option Plan"), which provides for the grant to officers, key employees and consultants of the Company of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and stock options that are non-qualified for U.S. federal income tax purposes. The total number of shares of Common Stock for which options may be granted pursuant to the Stock Option Plan is 936,432, subject to certain adjustments reflecting changes in the Company's capitalization. In addition, no employee may receive options for more than 200,000 shares of Common Stock in the aggregate in any fiscal year. The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee determines, among other things, which officers, employees and consultants receive options under the plan, the time when options are granted, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the time or times when the options become exercisable, and, subject to certain conditions discussed below, the option price and duration of the options. Members of the Compensation Committee are not eligible to receive options under the Stock Option Plan.

      The exercise price for incentive stock options will be determined by the Compensation Committee, but may not be less than the fair market value on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the Stock Option Plan who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant.

      The exercise price of non-qualified stock options will be determined by the Compensation Committee on the date of grant, but may not be less than the par value of the Common Stock on the date of grant, and the term of such option may not exceed ten years from the date of grant.

      Payment of the option price may be made by certified or bank cashier's check, by tender of shares of Common Stock then owned by the optionee or by any other means acceptable to the Company. Options granted pursuant to the Stock Option Plan are not transferrable, except by will or the laws of descent and distribution in the event of death. During an optionee's lifetime, the options are exercisable only by the optionee.

     The Board of Directors has the right at any time and from time to time to amend or modify the Stock Option Plan, without the consent of the Company's stockholders or optionees; provided that no such action may adversely affect options previously granted without the optionee's consent, and provided further that no such action, without the approval of the stockholders of the Company, may increase the total number of shares of Common Stock which may be purchased pursuant to options granted under the plan, expand the class of persons eligible to receive grants of options under the plan, decrease the minimum option price, extend the maximum term of options granted under the plan or extend the term of the plan. The expiration date of the Stock Option Plan after which no option may be granted thereunder is 2006.

      Options to purchase 407,000 shares of Common Stock were granted upon the consummation of the initial public offering in August 1996 (the "Initial Public Offering"), of which 297,000 are exercisable at $10.00 per share and 110,000 of which are exercisable at $11.00 per share, and which generally vest and become exercisable at the rate of 20% per year for five years beginning on August 2, 1997. Options to purchase an additional 10,000 shares of Common Stock were granted in each of December 1996 and February 1997 at an exercise price of $11.75 per share and options to purchase 15,000 shares of Common Stock were granted in July 1997 at an exercise price of $10.75.

      The Company has filed with the Commission a Registration Statement on Form S-8 covering the shares of Common Stock underlying options granted under the Stock Option Plan.



STOCK OPTION GRANTS

      The following table sets forth information regarding grants of options to purchase Common Stock during the fiscal year ended December 31, 1996 to each of the Named Executive Officers. No stock appreciation rights were granted during 1996.

                             OPTION GRANTS IN 1996


                                                 INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                            -------------------------------------------------------          AT ASSUMED ANNUAL
                            NUMBER OF      PERCENT OF                                     RATES OF STOCK PRICE
                            SECURITIES    TOTAL OPTIONS                                     APPRECIATION FOR
                            UNDERLYING     GRANTED TO       EXERCISE                         OPTION TERM (3)
                              OPTIONS     EMPLOYEES IN       PRICE       EXPIRATION    --------------------------
NAME                        GRANTED (#)     1996 (1)      ($/SHARE)(2)      DATE         (5%)             (10%)
----                        -----------   -------------   ------------   ----------    --------        ----------
Hermano Studart Lins de
   Albuquerque............. 110,000(4)        26.4%          $10.00       08/02/06     $691,784        $1,753,116
Carlos Andre Studart Lins
   de Albuquerque.......... 110,000(4)        26.4            10.00       08/02/06      691,784         1,753,116
Alvaro J. Aguirre.......... 110,000(4)        26.4            11.00       07/26/06      760,962         1,928,428


-----------

(1) The Company granted options to purchase a total of 417,000 shares of Common Stock in 1996.

(2) Each of the Company's stock options were granted at or above the fair market value on the date of grant. The fair market value of the Common Stock on December 31, 1996 was $13.00 per share.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Common Stock over the term of the options. These assumptions are based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the underlying Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(4) These options vest and become fully exercisable as to 20% on the first anniversary of the date of grant (August 2, 1997 for each of Messrs. Hermano Lins and Carlos Andre Lins and July 26, 1997 for Mr. Aguirre) and as to an additional 20% on each anniversary thereafter until all such options are fully vested and exercisable. Mr. Aguirre's options also vest, to the extent not then vested, on December 31, 1998, if his employment agreement with the Company is not renewed.

YEAR-END VALUE TABLE

     The following table sets forth information regarding the number and year end value of unexercised options held at December 31, 1996 by each of the Named Executive Officers. No stock options or stock appreciation rights were exercised by the Named Executive Officers during fiscal 1996.

                           FISCAL 1996 OPTION VALUES

                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED      "IN-THE-MONEY" (1)
                               OPTIONS AT FISCAL           OPTIONS AT FISCAL
                                  YEAR-END (#)                YEAR-END ($)
NAME                        EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                        -------------------------  -------------------------
Hermano Studart Lins
   de Albuquerque..........         0/110,000                $0/$330,000
Carlos Andre Studart Lins
   de Albuquerque..........         0/110,000                 0/330,000
Alvaro J. Aguirre..........         0/110,000                 0/220,000

------------

(1) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between $13.00 per share, the fair market value of the Common Stock issuable upon exercise of options at December 31, 1996, and the exercise price of the option, multiplied by the applicable number of options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a Compensation Committee during the first seven months of 1996. As a result, Messrs. Karp, Nusbaum (a former director and Vice President of the Company), Hermano Lins, Carlos Andre Lins and Moreira participated in deliberations concerning executive officer compensation. In connection with the Initial Public Offering, the Board of Directors established a Compensation Committee comprised of Messrs. Karp, Nusbaum and Moreira. Mr. Karp is a general partner of Warburg, Pincus & Co., a New York general partnership ("WP") which is the sole general partner of Warburg, Pincus Investors, L.P. ("Warburg, Pincus"). Mr. Moreira is the Executive Vice President of Finance and Administration of Abril S.A. Mr. Libowitz became a member of the Compensation Committee in April 1997 to fill the vacancy created by the resignation of Mr. Nusbaum.



                       BOARD AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

     Prior to July 1996, decisions regarding executive compensation and grants of stock options were made by the full Board of Directors. In July 1996, the Board of Directors established a Compensation Committee (the "Compensation Committee"), composed of Messrs. Karp, Nusbaum and Moreira, and delegated to such committee the responsibility for administering and evaluating the Company's executive compensation program.

EXECUTIVE COMPENSATION POLICY

     The Company's compensation program is designed to attract, motivate, reward and retain executive personnel capable of making significant contributions to the long-term success of the Company.

During 1996, the Company's compensation program consisted of base salary, an annual incentive bonus (paid in a combination of shares of Common Stock and cash) and stock option grants. Base salary provides the foundation for the Company's executive pay; its purpose is to compensate the executive for performing his basic duties. The purpose of annual incentive bonuses is to provide rewards for favorable performance and achievement of intermediate-term objectives while the purpose of stock option grants is to provide incentives and rewards for long-term performance and to motivate long-term strategic planning.

     BASE SALARY. Base salaries for the Company's executive officers are set annually subject to certain minimum requirements established under the executives' employment agreement. See "Executive Compensation--Employment Agreements." During 1996, the Company did not employ a formula approach that links cash compensation to corporate performance nor did it utilize any formal survey or other compilation of empirical data on executive compensation paid by other companies. Instead, executive compensation was determined based on a number of subjective factors, including individual responsibilities, performance, contribution and experience, as well as the Company's performance as compared with the prior year and general economic factors. The base salary paid to the Company's Chief Executive Officer in 1996 was contractually based.

     INCENTIVE BONUSES. The Company's executive officers and certain other management personnel are eligible to receive annual incentive bonuses which are linked to the financial and operating performance of the Company and the individual's performance. Based on the actual performance of the Company and the Chief Executive Officer during 1996, the Chief Executive Officer received a $200,000 bonus, $123,333 of which was paid in shares of Common Stock and $76,667 of which was paid in cash. Such bonus payment was determined based on a number of factors, including the Company's successful completion of the Initial Public Offering, the Company's successful completion of a $140.0 million note offering in December 1996 and increases in the Company's subscriber base.

     STOCK OPTIONS. The Company's compensation program also utilizes stock option awards, which are intended to provide additional incentive to increase stockholder value. All stock option awards are granted with an exercise price equal to 100% of fair market value of the Common Stock on the date of grant and vest at a rate of 20% annually. Currently, no specific formula is used to determine option awards to employees but instead awards are based on subjective evaluation of each individual's overall past and expected future contribution to the Company. Pursuant to the terms of his employment agreement, the Chief Executive Officer received a grant of 110,000 options during 1996.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     In connection with making decisions with respect to executive compensation, the Board of Directors and Compensation Committee have taken into account, as one of the factors which they consider, the provisions of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers.

      Respectfully submitted,

      Douglas M. Karp (From April 19, 1996, as a director and member of the
         Compensation Committee).
      Hermano Studart Lins de Albuquerque (From April 19, 1996, as a director). Carlos Andre Studart Lins de Albuquerque (From April 19, 1996, as a
         director).
      Gary D. Nusbaum (From April 19, 1996, as a director and member of the
         Compensation Committee).
      Jose Augusto Pinto Moreira (From April 19, 1996,  as a director and member of the  Compensation  Committee).
      Alvaro J. Aguirre (From June 27, 1996, as a director).

      Claudio Dascal (From July 24, 1996, as a director).



                             CERTAIN TRANSACTIONS

     The Company has been a party to the following transactions with its executive officers, directors and five percent stockholders.

     In May 1993, the Company issued and sold 1,169,096 shares of Common Stock to Tevecap S.A. ("Tevecap") for a purchase price of $1.3 million.

     In July 1994, the Company effected a recapitalization pursuant to which Mrs. Maria Nise Studart Lins de Albuquerque, Mr. Hermano Lins, Mr. Carlos Andre Lins and Tevecap exchanged all of their shares of common stock of TV Filme Servicos de Telecomunicacoes S.A. on a one-for-one basis for shares of common stock of ITSA (the predecessor company of the Company).

     In July 1994, the Company issued and sold 2,126,132 shares of Common Stock (after giving effect to the Restructuring) (as hereinafter defined) to Warburg, Pincus for an aggregate purchase price of $5.0 million.

     In August 1995, the Company issued and sold 1,052,924 shares of Common Stock (after giving effect to the Restructuring) to Warburg, Pincus for an aggregate purchase price of $3.3 million.

     In March 1996, the Company issued and sold 783,700 shares of Common Stock and warrants to purchase an additional 567,952 shares of Common Stock (after giving effect to the Restructuring) to Warburg, Pincus for approximately $5.1 million, and issued and sold 287,664 shares of Common Stock and warrants to purchase an additional 208,372 shares of Common Stock (after giving effect to the Restructuring) to Tevecap for approximately $1.9 million. Such warrants are exercisable at $6.52 per share.

     Immediately prior to the consummation of the Initial Public Offering, in connection with the Restructuring the Company issued 3,962,756, 1,456,760, 254,472, 254,472 and 1,069,520 shares of Common Stock to Warburg, Pincus,
Tevecap, Mr. Hermano Lins, Mr. Carlos Andre Lins and Mrs. Maria Nise Lins, respectively, with a value of $39.6 million, $14.6 million, $2.5 million, $2.5 million and $10.7 million, respectively, based on the price of the Common Stock sold in the Initial Public Offering. Such shares were issued in exchange for all of their shares of common stock of ITSA, which had the same value as the shares of Common Stock received in the exchange.

     Immediately prior to the consummation of the Initial Public Offering, in connection with the Restructuring the Company issued warrants to purchase 567,952 shares of Common Stock to Warburg, Pincus and warrants to purchase 208,372 shares of Common Stock to Tevecap in exchange for all of their warrants to purchase shares of common stock of ITSA.

     From time to time during January 1994 to March 1996, Tevecap and certain of its affiliates made short-term loans to the Company for working capital purposes. During this period, the maximum amount outstanding pursuant to such loans was approximately $6.4 million. During April 1996, the Company resumed borrowing from Tevecap and its affiliates for working capital purposes, all of which borrowings were repaid with the proceeds of the Initial Public Offering with the exception of $200,000 which was due and paid in February 1997 and $200,000 which is due in February 1998.

     From December 1993 to April 2, 1996, certain members of the Lins family, including Mr. Hermano Lins, Chief Executive Officer and Secretary of the Company, Mr. Carlos Andre Lins, the President and Chief Operating Officer of the Company, their mother Mrs. Maria Nise Lins and several of her other children, owned in the aggregate 100% of Prava Sistemas de Comunicacoes Ltda. ("Prava"), which provides wireless cable installation services to hotels, hospitals and single-family houses, among other services. Messrs. Lins each owned approximately 7% of Prava and Mrs. Maria Nise Lins owned approximately 40% of Prava during such period. In the years ended December 31, 1995, 1994, and 1993, respectively, Prava's revenues from the Company were approximately $260,000, $70,000 and $0 representing, respectively, approximately 65%, 37% and 0% of Prava's total revenues for such year. On April 2, 1996, the Lins family sold all of their interests in Prava to unrelated third parties.

     In July 1994, the Company, Tevecap and certain other parties thereto entered into an agreement pursuant to which Tevecap agreed to provide programming exclusively to the Company in certain areas (the "Programming Agreement"). In June 1996, the Programming Agreement was amended and restated effective August 2, 1996. From time to time, in connection with the Programming Agreement the Company enters into agreements with TVA Sistema de Televisao S.A. ("TV Sistema") and certain of its affiliates regarding specified channels. The agreements typically have a two-year term and determine the monthly fees which the Company pays for such channels. In the years ended December 31, 1996, 1995 and 1994, TVA Sistema's and its affiliates' revenues from the Company aggregated approximately $6.7 million, $1.3 million and $178,000, respectively, net of discounts on programming fees compared to list prices. Such discounts received by the Company in 1994 and the first ten months of 1995, were $340,000 and $539,000, in 1994 and 1995, respectively. No discounts were received in 1996 and such discounts are not expected to recur. The Company purchases from Tevecap a program guide which it distributes to its subscribers monthly. Amounts paid to Tevecap in 1994, 1995 and 1996 were $0, $113,000 and $750,000, respectively.

     In late 1994, TV Filme Servicos de Telecomunicacoes Ltda. ("TV Filme Servicos) purchased licenses to operate the Company's wireless cable systems in Goiania and Belem from an affiliate of TVA Sistema for a purchase price of $400,000 each. The Company believes such prices were below fair market value. Such purchase prices were payable in equal annual installments of $100,000 per license, due in February of each of the years 1995, 1996, 1997 and 1998. Such installment payments do not bear interest. As of August 1, 1997, $200,000 remained outstanding.

     In connection with the Initial Public Offering, the Company entered into a restructuring (the "Restructuring") pursuant to which all of the preferred stock of ITSA was converted into common stock of ITSA and each share of common stock of ITSA was exchanged for 1,844 shares of Common Stock of the Company. Pursuant to the Restructuring, (i) 51% of the voting stock of TV Filme Servicos was transferred to TVTEL Ltda., an entity all the stock of which is owned by certain stockholders of the Company who are Brazilian nationals, including certain directors and executive offices of the Company (namely Tevecap, Mrs. Maria Nise Lins, Messrs. Hermano Lins and Carlos Andre Lins and Ms. Maria Veronica Lins), with ITSA retaining 49% of the voting stock and 83% of the economic interests in TV Filme Servicos; (ii) the operating assets of the wireless cable systems of Brasilia were transferred from TV Filme Servicos to TV Filme Brasilia Servicos de Telecomunicacoes Ltda.; and (iii) TV Filme Servicos entered into various agreements with ITSA and its subsidiaries pursuant to which, among other things, TV Filme Servicos has authorized ITSA to operate the existing wireless cable systems under its current licenses and to operate future cable systems under future license grants. The Company has a representative on the executive management team of TV Filme Servicos and any sale or transfer of any current or future license held by TV Filme Servicos is prohibited. ITSA entered into various agreements with TV Filme Servicos which authorize ITSA's subsidiaries to operate the existing wireless cable systems under its current licenses and all other pay television systems under future licenses.

     The Company believes that the above transactions were or are on terms no less favorable to the Company than could have been obtained in transactions with independent third parties. All future transactions between the Company and its officers, directors, principal stockholders or their respective affiliates, will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.


            SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of July 31, 1997, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders of the Company.

                                                    AMOUNT AND
                                                     NATURE OF        PERCENTAGE
                                                     BENEFICIAL           OF
         NAME AND ADDRESS (1)                      OWNERSHIP (2)       CLASS (2)
         --------------------                      --------------     ----------
Warburg, Pincus Investors, L.P.
   466 Lexington Avenue
   New York, New York 10017(3)(4).............         4,530,708         42.1%
Tevecap S.A.
   Rua do Rocio, 313
   Suite 101
   Sao Paulo, Brazil(5).......................         1,665,132         16.0
Maria Nise Studart Lins de Albuquerque........         1,069,520         10.5
Hermano Studart Lins de Albuquerque...........           286,968          2.8
Carlos Andre Studart Lins de Albuquerque......           286,968          2.8
Douglas M. Karp(4)(6).........................         4,530,708         42.1
Jose Augusto Pinto Moreira(5)(7)..............         1,665,132         16.0
Raul Rosenthal(5)(7)..........................         1,665,132         16.0
David E. Libowitz.............................                --          --
Alvaro J. Aguirre(8)..........................            27,128           *
All Executive officers and directors
  as a group (7 persons)......................         6,796,904         61.6%

----------------
*     Less than 1%.

(1) Unless otherwise indicated above, the address for each stockholder identified above is TV Filme, Inc. c/o ITSA-Intercontinental Telecomunicacoes Ltda, SCS, Quadra 07-Bl.A, Ed. Executive Tower, Sala 601, 70.300-911 Brasilia-DF, Brazil.

(2) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of July 31, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(3) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("E.M. Warburg"), manages Warburg, Pincus. WP, the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus. Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed to control both WP and E.M. Warburg. The members of E.M. Warburg are substantially the same as the partners of WP.

(4) Includes 567,952 shares of Common Stock which Warburg, Pincus has the right to acquire through exercise of a warrant issued by the Company in March 1996.

(5) Includes 208,372 shares of Common Stock which Tevecap has the right to acquire through exercise of a warrant issued by the Company in March 1996.

(6) All of the shares indicated as owned by Mr. Karp are owned directly by Warburg, Pincus and are included because of Mr. Karp's affiliation with Warburg, Pincus. Mr. Karp, the Chairman of the Board of the Company, is a Managing Director and member of E.M. Warburg and a general partner of WP. As such, Mr. Karp may be deemed to have an indirect pecuniary interest, within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in an indeterminate portion of the shares of Common Stock beneficially owned by Warburg, Pincus and WP. Mr. Karp disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(7) All of the shares indicated as owned by Mr. Moreira and Mr. Rosenthal, respectively, are owned directly by Tevecap and are included because of Mr. Moreira's and Mr. Rosenthal's respective affiliations with Tevecap. Mr. Moreira and Mr. Rosenthal each disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(8) Includes the following number of shares of Common Stock which the executive officers have the right to acquire through the exercise of options within 60 days of July 31, 1997: Mr. Hermano Lins, 22,000; Mr. Carlos Andre Lins, 22,000; and Mr. Aguirre, 22,000.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN

      The following graph shows a comparison of cumulative total returns on the Common Stock against the cumulative total returns for The Nasdaq Stock Market - U.S. and Foreign Index and The Nasdaq Telecommunications Index. The graph assumes an investment of $100 on July 30, 1996 (the date the Common Stock began trading on The Nasdaq National Market) in the Common Stock, The Nasdaq Stock Market - U.S. and Foreign Index and The Nasdaq Telecommunications Index. Cumulative total return assumes reinvestment of dividends. The performance shown is not necessarily indicative of future performance.

                    [Performance Graph]

























                            MONTHLY CUMULATIVE TOTAL VALUES*($)
               ------------------------------------------------------------
                                  THE NASDAQ                THE NASDAQ
1996                         STOCK MARKET - U.S. AND     TELECOMMUNICATIONS
MONTH-END      THE COMPANY       FOREIGN INDEX             INDEX
---------      -----------       -------------             -----
July                113                101                   102
August              139                107                   106
September           138                115                   110
October             150                113                   105
November            138                120                   107
December            128                120                   110


      *$100 invested on July 30, 1996 in Common Stock or index, including reinvestment of dividends, fiscal year ending December 31.

    PROPOSAL 2 - RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors desires to obtain stockholder ratification of the resolution appointing Ernst & Young Auditores Independentes S.C., as independent accountants for the Company for fiscal year 1997. Ernst & Young Auditores Independentes S.C. served as the Company's auditors for the fiscal year ended December 31, 1996.

      If the appointment of Ernst & Young Auditores Independentes S.C. is not ratified, the adverse vote will be considered as an indication to the Board of Directors that it should select other independent accountants for the following fiscal year. Given the difficulty and expense of making any substitution of accountants after the beginning of the current fiscal year, it is contemplated that the appointment for fiscal year 1997 will be permitted to stand unless the Board of Directors finds other good reason for making a change.

      A representative of Ernst & Young Auditores Independentes S.C. will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.


THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AUDITORES
INDEPENDENTES  S.C.  AS  INDEPENDENT  AUDITORS  FOR  THE  COMPANY  FOR  FISCAL
YEAR 1997.

                             COSTS OF SOLICITATION

      The cost of preparing, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of solicitation of proxies on behalf of the Company's Board of Directors will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone or regular employees of the Company without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such material.


                                 OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors knows of no other matters which will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons holding more than 10% of a registered class of the Company's equity securities to file reports of ownership and reports of changes in ownership with the Commission and The Nasdaq National Market. Directors, certain officers and greater than 10% stockholders are also required by Commission regulations to furnish the Company with copies of all such reports that they file. Based on the Company's review of copies of such forms provided to it, the Company believes that all filing requirements were complied with during the fiscal year ended December 31, 1996, except for one late filing for each of Messrs. Hermano Lins, Carlos Andre Lins, Aguirre and Dascal.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for inclusion in the Proxy Statement to be issued in connection with the Company's 1998 Annual Meeting of Stockholders must be mailed to the Corporate Secretary, TV Filme, Inc., c/o John Capetta, Kelley Drye & Warren LLP, Two Stamford Plaza, 281 Tresser Blvd., Stamford, CT 06901 and must be received by the Corporate Secretary on or before May 2, 1998. See "General Information Relating to the Board of Directors -- Committees of the Board of Directors."


                                 ANNUAL REPORT

      A copy of the Company's 1996 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of such Annual Report may obtain one, without charge, by writing or calling James P. Prenetta of Kelley Drye & Warren LLP, Two Stamford Plaza, 281 Tresser Blvd., Stamford, CT 06901, telephone (203) 351-8038.

                                    By Order of the Board of Directors,


                                    /s/ Hermano Studart Lins de Albuquerque


                                    Hermano Studart Lins de Albuquerque
                                    SECRETARY
August 4, 1997

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                TV FILME, INC.

            The undersigned hereby appoints Hermano Studart Lins de Albuquerque and Alvaro J. Aguirre as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of TV Filme, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held September 9, 1997 or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If this Proxy is returned without direction being given, this Proxy will be voted FOR proposals 1 and 2.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.       Please mark         ---
                                                                  your vote as       | X |
                                                                  indicated on        ---
                                                                  this example




ITEM 1 - ELECTION OF DIRECTORS                  ITEM 2 - APPOINTMENT OF ERNST & YOUNG
                              WITHHELD                   AUDITORES INDEPENDENTES S.C., AS
                  FOR          FOR ALL                   INDEPENDENT ACCOUNTANTS
                  ---          -------

                  ---            ---
                 |   |          |   |                      FOR   AGAINST     ABSTAIN
                  ---            ---
                                                           ---     ---         ---
                                                          |   |   |   |       |   |
                                                           ---     ---         ---

Nominees:
Hermano Studart Lins de Albuquerque
David E. Libowitz

WITHHELD FOR: (Write each nominee's name in space provided below.)


--------------------------------------------


Signature-------------------------------  Signature ---------------------------  Date----------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustees or guardian, please give full title as such.

------------------------------------------------------------------------------------------------------------------------------------
                                      FOLD AND DETACH HERE
